SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2005

Yardville National Bancorp

(Exact name of registrant as specified in charter)

New Jersey	000-26086	22-2670267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2465 Kuser Road
Hamilton, New Jersey 08690
(Address of principal executive offices)

609-585-5100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

     Item 1.01 — Entry into a Material Definitive Agreement.

     On April 13, 2005, The Yardville National Bank, referred to as the “Bank,” a wholly owned subsidiary of Yardville National Bancorp, referred to as the “Company,” entered into a lease dated as of April 6, 2005, with WWM Properties, LLC, as landlord, for the lease of certain premises located at Route 571 and Southfield Road, West Windsor, New Jersey. Sidney L. Hofing, a director of the Company and the Bank, has an ownership interest in WWM Properties, LLC. The Bank determined that the lease is on terms at least as favorable as those available from third parties and the lease was approved by the Company’s audit committee.

     The lease provides that the landlord will construct a new bank branch facility at the premises. The Bank’s obligations under the lease are subject to the Office of the Comptroller of the Currency’s approval of a new bank branch at the premises. The lease is for an initial term of fifteen years and includes options for two five-year renewal terms. Over the initial term of the lease, the Bank is obligated to pay an average of approximately $13,850 per month in fixed rent, plus taxes, insurance premiums, and common area costs allocated to the premises, as well as utilities and maintenance expenses.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2005	YARDVILLE NATIONAL BANCORP
(Registrant)

	By:	Stephen F. Carman
Stephen F. Carman
Vice President and Treasurer